AllianceBernstein Utility Income Fund, Inc.
811-07916

77C Matters submitted to a vote of security holders


The Annual Meeting of Stockholders of AllianceBernstein Utility Income Fund (the Fund) was held on November 15, 2005 and adjourned until December 6, 2005, December 19, 2005, December 21, 2005 and December 22, 2005. At the November 15, 2005 Meeting, with respect to the first item of business, the election of Directors, the required number of outstanding shares were voted in favor of the proposal, and the proposal was approved. At the December 6, 2005 Meeting, the required number of outstanding shares voted in favor of the third item of business, the amendment, elimination or reclassification as non-fundamental of certain investment restrictions, and the fourth item of business, the reclassification of the Funds investment objective as non-fundamental with changes to the Funds investment objectives, and the proposals were approved. With respect to the second item of business, the amendment and restatement of the Funds charter, an insufficient number of required outstanding shares voted in favor of the proposal and therefore the proposal was not approved. A description of each proposal and number of shares voted at the Meetings are as follows (the proposal numbers shown below correspond to the proposal numbers in the Funds proxy statement):

				Voted For	Withheld Authority
1.The election of
the Directors,
each such Director
to serve a term of
an indefinite
duration and until
his or her successor
is duly elected
and qualifies.


Ruth Block			7,641,592	258,863
David H. Dievler		7,640,937	259,518
John H. Dobkin			7,651,490	248,965
Michael J. Downey		7,649,252	251,203
William H. Foulk, Jr.		7,643,739	256,715
D. James Guzy			7,640,471	259,984
Marc O. Mayer			7,647,964	252,491
Marshall C. Turner, Jr.		7,649,335	251,120


			Voted For   Voted Against    Abstained	Broker
Non-Votes
3.The amendment, elimination,
  or reclassification as
  non-fundamental, of the
  fundamental investment
  restrictions regarding:

3.A.  Diversification	5,505,661   244,287	     126,026	1,819,882

3.B.  Issuing Senior	5,475,921   268,970	     131,083	1,819,882
      Securities
      and Borrowing Money

3.C.  Underwriting	5,494,336   251,030          130,608	1,819,882
      Securities

3.D.  Concentration	5,492,935   253,287	     129,753	1,819,882
      of Investments

3.E.  Real Estate and	5,477,316   255,240	     143,238	1,819,882
      Companies
      That Deal In Real Estate

3.F   Commodity		5,455,264   280,992	     139,718	1,819,882
      Contracts and
      Futures Contracts

3.G   Loans		5,463,936   282,506	     129,532	1,819,882

3.H   Joint Securities	5,481,703   253,712	     140,559	1,819,882
      Trading
      Accounts

3.I   Exercising	5,489,500   260,423	     126,051	1,819,882
      Control

3.J   Other		5,483,051   255,205	     137,718	1,819,882
      Investment Companies

3.K   Oil, Gas and	5,481,892   267,502	     126,580	1,819,882
      Other Types of
      Minerals or
      Mineral Leases

3.L   Purchase of	5,482,151   265,075	     128,748	1,819,882
      Securities on
      Margin

3.M   Short Sales	5,487,542   259,816	     128,616	1,819,882

3.S   65% Investment	5,482,388   265,845	     127,741	1,819,882
      Limitation

3.W   Purchasing	5,486,428   260,501	     129,045	1,819,882
      Voting or Other
      Securities


4.B   The		5,182,889   207,164	     485,921	1,819,882
      reclassification of the
      Funds fundamental
      investment objective as non-
      fundamental with changes to
      the Funds investment
      objectives.